SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2004

POGO PRODUCING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-7792	74-1659398
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Greenway Plaza, Suite 2700
Houston, Texas 77046-0504
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 297-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a material definitive agreement.

The information set forth in Item 2.03 below regarding the entry into a new credit agreement dated as of December 16, 2004 is hereby incorporated by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On December 16, 2004 Pogo Producing Company (“Pogo”) entered into a new credit agreement, replacing its existing credit agreement dated as of March 8, 2001, as amended.  The new credit agreement is with various financial institutions and provides for revolving credit borrowings up to a maximum principal amount of $750 million at any one time outstanding, with borrowings not to exceed a borrowing base determined at least semiannually using the administrative agent’s usual and customary criteria for oil and gas reserve valuation, adjusted for incurrences of other indebtedness since the last redetermination of the borrowing base.  The borrowing base is currently $900 million.  The credit agreement provides that in specified circumstances involving an increase in ratings assigned to Pogo’s debt, Pogo may elect for the borrowing base limitation to no longer apply to restrict available borrowings.

The credit agreement includes procedures for additional financial institutions selected by Pogo to become lenders under the agreement, or for any existing lender to increase its commitment in an amount approved by Pogo and the lender, subject to a maximum of $250 million for all such increases in commitments of new or existing lenders.  The credit agreement also permits short-term swing-line loans up to $10 million and the issuance of letters of credit up to $75 million, which in each case reduce the credit available for revolving credit borrowings.

All outstanding amounts owed under the credit agreement become due and payable no later than the final maturity date of December 16, 2009, and are subject to acceleration upon the occurrence of events of default which Pogo considers usual and customary for an agreement of this type, including failure to make payments under the credit agreement, non-performance of covenants and obligations continuing beyond any applicable grace period, default in the payment of other indebtedness in excess in principal amount of $25 million or a default accelerating or permitting the acceleration of any such indebtedness, or the occurrence of a “change in control” of Pogo, including the acquisition of beneficial ownership of in excess of 50% of its capital stock.  If at any time the outstanding credit extended under the agreement exceeds the applicable borrowing base, the deficiency is required to be amortized in four monthly installments commencing 90 days after the deficiency arises, and until the deficiency is eliminated increases in some applicable interest rate margins apply.

Borrowings under the credit agreement bear interest, at Pogo’s election, at a prime rate or Eurodollar rate, plus in each case an applicable margin.  In addition, a commitment fee is payable on the unused portion of each lender’s commitment.  The applicable interest rate margin varies from 0% to 0.25% in the case of borrowings based on the prime rate and from 1.00% to 2.00% in the case of borrowings based on the Eurodollar rate, depending on the utilization level in relation to the borrowing base and, in the case of Eurodollar borrowings, ratings assigned to Pogo’s debt.

The credit agreement contains various covenants, including among others restrictions on liens, restrictions on incurring other indebtedness if a default under the credit agreement exists or would result or if a borrowing base deficiency would result, restrictions on dividends and other restricted payments if a default under the credit agreement exists or would result, restrictions on mergers, restrictions on investments, and restrictions on hedging activity of a speculative nature or with counterparties having credit ratings below specified levels.  Financial covenants include a covenant not to permit Pogo’s ratio of consolidated debt to consolidated total capitalization (determined without reduction for any non-cash write downs after the date of the credit agreement) to exceed 60% at any time, and not to permit Pogo’s consolidated ratio of EBITDAX to Fixed Charges (as those terms are defined in the credit agreement) for the four most recent fiscal quarters to be less than 2.5 to 1.0 at the end of any quarter.

On December 16, 2004, Pogo borrowed $350 million under the credit agreement, applying a portion of the proceeds to repay all amounts outstanding under its existing credit agreement, which was then terminated, and the balance of the proceeds to general corporate purposes.  On December 21, 2004, Pogo borrowed an additional $190 million under the credit agreement and applied the proceeds to fund a portion of the purchase price of an acquisition of oil and gas properties effected by means of a stock purchase.

The new credit agreement is filed as an exhibit to this report and is incorporated herein by reference.  The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the credit agreement.

Item 9.01.                                          Financial Statements and Exhibits.

(c)                                  Exhibits.

Exhibit Number	Description

4.1

Credit Agreement dated as of December 16, 2004 between Pogo Producing Company, as the Borrower, certain commercial lending institutions, as the Lenders, Bank of Montreal, acting through its Chicago, Illinois branch, as the Administrative Agent for the Lenders, Bank of America, N.A., Toronto Dominion (Texas) LLC and BNP Paribas, as Co-Syndication Agents, Wachovia Bank, National Association, as Documentation Agent, and Citibank, N.A. and the Bank of Nova Scotia, as Managing Agents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POGO PRODUCING COMPANY

Date: December 22, 2004	By:	/s/ JAMES P. ULM, II
		Name:	James P. Ulm, II
		Title:	Senior Vice President and
Chief Financial Officer

Exhibit Index

Exhibit Number	Description

4.1

Credit Agreement dated as of December 16, 2004 between Pogo Producing Company, as the Borrower, certain commercial lending institutions, as the Lenders, Bank of Montreal, acting through its Chicago, Illinois branch, as the Administrative Agent for the Lenders, Bank of America, N.A., Toronto Dominion (Texas) LLC and BNP Paribas, as Co-Syndication Agents, Wachovia Bank, National Association, as Documentation Agent, and Citibank, N.A. and the Bank of Nova Scotia, as Managing Agents.